Exhibit 99.1
VeriChip Corporation Announces $1.5 Million Stock Repurchase Program
DELRAY BEACH, FL — September 20, 2007 — VeriChip Corporation (“VeriChip” or the “Company”) (NASDAQ: CHIP), a provider of RFID systems for healthcare and patient-related needs announced today that its Board of Directors unanimously authorized the Company to repurchase up to $1.5 million of the Company’s common stock over the next four months. The purchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable federal and state securities laws and regulations. The extent to which the Company repurchases its common shares and the timing of such repurchases will depend upon stock price, general economic and market conditions and other corporate considerations. The repurchase program may be discontinued at any time. As of September 19, 2007, the Company had approximately 10.3 million shares of common stock outstanding.
“We believe our stock price does not reflect the current or future prospects of our business,” said Scott R. Silverman, Chairman and Chief Executive Officer of VeriChip. “As we announced this morning, we have made significant progress in generating revenue earlier than expected from sales of our VeriTrace and VeriMed™ Patient Identification Systems. In addition, our Healthcare Security and Industrial segments remain strong. Despite this, our stock has lost more than half of its value since mid-July. Our decision to repurchase shares reflects our confidence in the future prospects of VeriChip.”
About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. VeriChip’s goal is to become the leading provider of RFID systems for people in the healthcare industry. The Company recently began marketing its VeriMed™ Patient Identification System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, the implantable VeriChip™, cleared for medical use in October 2004 by the United States Food and Drug Administration.
VeriChip Corporation is majority-owned by Applied Digital Solutions, Inc. (NASDAQ:ADSX), which also owns a majority position in Digital Angel Corporation (AMEX:DOC). For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements concerning the Company’s repurchase of its common stock, its anticipated cash requirements, its confidence in its growth prospects, and its plans to increase stockholder value. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the unpredictability and volatility of the price of the Company’s common stock; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; the relative maturity in the United States and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; the relative degree of market acceptance of our zonal, or cell ID, active RFID systems compared to competing technologies, such as lower power Ultra Wide Band-based location technologies; uncertainty as to whether we will be able to increase our sales of infant protection and wander prevention systems outside of North America; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; market acceptance of our VeriMed system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it, in fact, occurs; and the general political, economic and business conditions in the United States and elsewhere. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K as well as subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
Contact:
VeriChip Corporation
Allison Tomek, 561-805-8008
atomek@adsx.com
or
CEOcast, Inc.
Daniel Schustack, 212-732-4300
dschustack@ceocast.com